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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 17, 2000


                                 METROCALL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                       Delaware                               0-21924                           54-1215634
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
(State or other jurisdiction of incorporation )      (Commission File Number)       (I.R.S. Employer Identification No.)

   6677 Richmond Highway, Alexandria, Virginia                                        22306
   ------------------------------------------                                        -------
      (Address of principal executive offices)                                       (Zip Code)

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       Registrant's telephone number, including area code: (703) 660-6677

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Item 5 - Other Events.

         On August 17, 2000, Metrocall filed a supplemental pleading with the U.S. Bankruptcy Court for the District of Delaware in which it indicated that, subject to certain conditions, it would amend its proposal to acquire Paging
Network, Inc. ("PageNet"), as follows:

    - Metrocall would increase the cash component of its bid to fund the payment of a $40 million breakup fee, in the event that Metrocall's proposal is accepted and consummated.

    - Metrocall would increase the number of shares of common stock to be issued to the holders of PageNet subordinated debt by 10 million and decrease the number of shares to be issued to PageNet stockholders by the same amount.

    - Metrocall would arrange for a credit facility to fund the working capital needs of Vast Solutions, Inc. on terms no less favorable than those proposed by PageNet's currently pending merger agreement.

         Metrocall indicated that, in all other respects, the terms of its proposal to the PageNet board remain the same, including the various conditions to the proposed acquisition of PageNet that are described in Metrocall's July
19, 2000 press release.

         On Monday, August 21, 2000, in response to this motion, the Bankruptcy
Court granted Metrocall the right to conduct limited due diligence on the business of PageNet. The Court's order indicated that this limited discovery period would commence on August 22, 2000 and terminate at 5:00 p.m. on September
1, 2000. As to all other matters requested in Metrocall's August 4, 2000 motion to the Bankruptcy Court, the hearing was continued until September 7, 2000.

         Metrocall has had, and may continue to have, discussions with representatives of PageNet creditors and shareholders regarding its motion.


ANY SECURITIES TO BE ISSUED PURSUANT TO THE METROCALL PROPOSAL WILL BE ISSUED
PURSUANT TO APPLICABLE PROVISIONS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION
THEREFROM. INVESTORS ARE URGED TO READ THE RELEVANT DOCUMENTS TO BE FILED WITH
THE SECURITIES & EXCHANGE COMMISSION AND/OR THE BANKRUPTCY COURT WHICH WILL
CONTAIN IMPORTANT INFORMATION ABOUT ANY TRANSACTION INVOLVING METROCALL.
INVESTORS CAN OBTAIN ANY DOCUMENT FILED WITH THE COMMISSION FOR FREE AT THE
COMMISSION'S WEB SITE, HTTP://www.SEC.GOV.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   METROCALL, INC.



                                   By:   /S/ VINCENT D. KELLY
                                         -----------------------
                                         Vincent D. Kelly
                                         Chief Financial Officer and Treasurer

Date:  August 24, 2000

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